Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Banking Officer

UNION FIRST MARKET BANKSHARES REPORTS SECOND QUARTER RESULTS

Richmond, Va., July 24, 2012 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $8.4 million, a 23.5% increase over a year ago, and earnings per share of $0.32 for its second quarter ended June 30, 2012. The quarterly results represent an increase of $497,000 in net income, or an increase of $0.01 earnings per share from the most recent quarter, and an increase of $1.6 million in net income or $0.08 in earnings per share from the quarter ended June 30, 2011. Net income available to common shareholders was $8.4 million, compared to $6.3 million for the prior year’s second quarter which included preferred dividends and discount accretion on preferred stock of $527,000.

“The second quarter saw a number of positive trends carry forward from prior periods as our growth strategy continues to deliver results.” said G. William Beale, chief executive officer of Union First Market Bankshares. “Union Mortgage posted a strong quarter and we believe there is still more growth opportunity ahead in this historically low rate environment as the new originators get fully up to speed. On the bank side, more than 900 new households joined Union during the second quarter as consumers continued to search for a better place to bank. The Bank experienced loan growth for the third consecutive quarter and asset quality continues to improve. While the Company is still focused on growth opportunities, we are looking to increase revenue with new products and services, pursuing opportunities to deliver outstanding customer service more efficiently as well as reduce expenses.”

Select highlights:

•

Gains on sales of mortgage loans increased $2.0 million from the prior quarter due to a $73.4 million, or 39.9%, increase in origination volume as a result of the favorable rate environment and the contribution of additional mortgage loan originators hired in the first quarter.

•

The Company earned a Return on Average Equity (“ROE”) of 7.84% and Return on Average Assets (“ROA”) of 0.86% for the quarter ended June 30, 2012. This represents continued improvement in the ROE and ROA compared to 7.51% and 0.82%, respectively, for the quarter ended March 31, 2012 and 6.21% and 0.71% respectively, for the quarter ended June 30, 2011.

•

Nonperforming assets (“NPAs”) decreased $5.1 million from the first quarter and decreased $16.3 million compared to a year ago. NPAs as a percentage of total outstanding loans declined 22 basis points from 2.82% last quarter and 59 basis points from 3.19% a year earlier to 2.60% at June 30, 2012.

•

Loan demand improved with an increase in loans outstanding of $46.0 million, or 1.6% (6.4% annualized rate), from the prior quarter, and $69.2 million, or 2.5% (5.0% annualized rate), from the year ended December 31, 2011.

•	Provision for loan losses decreased $500,000 from the most recent quarter and $1.5 million from the same quarter a year ago.

Second quarter net income increased $497,000, or 6.3%, compared to the first quarter. The increase was largely a result of gains on sales of mortgage loans and increased income from service charges, fees, and brokerage commission income partially offset by an increase in mortgage commission expense, other real estate owned (“OREO”) expenses on foreclosed properties, employee training costs, and occupancy costs. In addition, the Company recorded $500,000 less in provision for loan losses than the prior quarter. Also during the quarter, interest income declined at a faster pace than interest expense, a result of less attractive yield loan and investment opportunities in the current low rate environment.

Net income for the quarter ended June 30, 2012 increased $1.6 million, or 23.5%, from the same quarter in the prior year. The increase was principally a result of higher gains on sales of loans in the mortgage segment and a lower provision for loan losses, partially offset by an increase in commission expense related to loan origination volume, lower gains on sales of bank property and an increase in account service charges and fees. Also during the quarter, interest income declined at a faster pace than interest expense, a result of less attractive yield loan and investment opportunities in the current low rate environment.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income was $39.1 million, a decrease of $266,000, or 0.7%, from the first quarter of 2012. This decrease was principally due to lower yields on average interest-earning assets outpacing lower costs of interest-bearing liabilities. Second quarter tax-equivalent net interest margin decreased to 4.36% from 4.44% in the most recent quarter. The change in net interest margin was principally attributable to the continued decline in net accretion on the acquired net earning assets (5 bps) and to a decrease in investment and loan yields outpacing lower cost of interest-bearing liabilities (3 bps). Loan yields continue to be affected negatively by competitive pricing and a low rate environment while yields on investment securities were impacted by lower reinvestment rates and faster prepayments related to mortgage-backed securities during the quarter. The cost of interest-bearing deposits was affected positively by a shift in mix from term deposits to transaction deposits.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Linked quarter results Dollars in thousands Three Months Ended
	06/30/12	03/31/12	Change
Average interest-earning assets	$3,615,718	$3,578,513	$37,205
Interest income	$46,340	$46,919	$(579)
Yield on interest-earning assets	5.15%	5.27%	(12	)bps
Average interest-bearing liabilities	$2,910,987	$2,908,822	$2,165
Interest expense	$7,215	$7,528	$(313)
Cost of interest-bearing liabilities	1.00%	1.04%	(4	)bps

For the three months ended June 30, 2012, tax-equivalent net interest income decreased $1.6 million, or 3.9%, when compared to the same period last year. The tax-equivalent net interest margin decreased to 4.36% from 4.68% in the prior year. This decrease was principally due to the continued decline in accretion on the acquired net earning assets (10 bps) and a decline in income from interest-earning assets outpacing lower costs on interest-bearing liabilities (22 bps). Lower interest-earning asset income was principally due to lower yields on loans and investment securities as new loans are originated at lower rates and cash flows from securities investments and loans are reinvested at lower yields.

The Company continues to expect that its net interest margin will decline slightly over the next several quarters as decreases in earning asset yields are expected to outpace declines in costs of interest-bearing liabilities.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results Dollars in thousands Three Months Ended
	06/30/12	06/30/11	Change
Average interest-earning assets	$3,615,718	$3,486,949	$128,769
Interest income	$46,340	$48,848	$(2,508)
Yield on interest-earning assets	5.15%	5.62%	(47	)bps
Average interest-bearing liabilities	$2,910,987	$2,861,567	$49,420
Interest expense	$7,215	$8,133	$(918)
Cost of interest-bearing liabilities	1.00%	1.14%	(14	)bps

For the six months ended June 30, 2012, tax-equivalent net interest income decreased $2.1 million, or 2.6%, when compared to the same period last year. The tax-equivalent net interest margin decreased 29 basis points to 4.39% from 4.68% in the prior year. The decline in the net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (8 bps) and a decline in income from interest-earning assets outpacing lower costs on interest-bearing liabilities (21 bps). Lower interest-earning asset income was principally due to lower yields on loans and investment securities as new loans are originated at lower rates and cash flows from securities investments and loans are reinvested at lower yields.

	Year-over-year results Dollars in thousands Six Months Ended
	06/30/12	06/30/11	Change
Average interest-earning assets	$3,597,115	$3,473,467	$123,648
Interest income	$93,259	$97,339	$(4,080)
Yield on interest-earning assets	5.21%	5.65%	(44	)bps
Average interest-bearing liabilities	$2,909,904	$2,859,995	$49,909
Interest expense	$14,744	$16,725	$(1,981)
Cost of interest-bearing liabilities	1.02%	1.18%	(16	)bps

Acquisition Activity – Net Interest Margin

The favorable impact of acquisition accounting fair value adjustments on net interest income was $951,000 ($787,000 – First Market Bank (“FMB”); $164,000 – Harrisonburg Branch) and $2.3 million ($1.9 million – FMB; $378,000 – Harrisonburg Branch) for the three and six months ended June 30, 2012, respectively. If not for this favorable impact, the net interest margin for the second quarter would have been 4.25%, compared to 4.28% from the first quarter of 2012 and 4.47% from the second quarter of 2011.

The acquired loan portfolios of the Harrisonburg Branch and FMB were marked-to-market with a fair value discount to market rates. Performing loan discount accretion is recognized as interest income over the estimated remaining life of the loans. For the FMB acquisition, the acquired investment security portfolios were marked-to-market with a fair value discount to market rates. The Company also assumed borrowings (Federal Home Loan Bank (“FHLB”) and subordinated debt). These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market is accreted/amortized as an increase/decrease to net interest income over the estimated lives of the liabilities. Additional credit quality deterioration above the original credit mark is recorded as additional provisions for loan losses. The Company also assumed certificates of deposit at a premium to market. These were marked-to-market with estimates of fair value on acquisition date. The resulting premium to market is being amortized as a decrease to interest expense over the estimated lives of the certificates of deposit.

The second quarter and remaining estimated discount/premium are reflected in the following table (dollars in thousands):

	Harrisonburg Branch		First Market Bank
	Loan Accretion	Certificates of Deposit	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit	Total
For the quarter ended June 30, 2012	$160	$3	$755	$46	$(122)	$108	$950
For the remaining six months of 2012	217	5	1,355	93	(245)	—	1,425
For the years ending:
2013	148	7	2,142	15	(489)	—	1,823
2014	37	4	1,511	—	(489)	—	1,063
2015	26	—	903	—	(489)	—	440
2016	27	—	345	—	(163)	—	209
2017	23	—	18	—	—	—	41
Thereafter	120	—	—	—	—	—	120

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the second quarter, the Company experienced encouraging improvement in asset quality. Improving market conditions in the Company’s local market led to a reduction in both OREO and nonaccrual loans, which are at their lowest levels since the first quarter of 2010. The Company’s favorable trends in provisions for loan losses, stable allowance to total loans ratio, and decreased levels of charge-offs, troubled debt restructurings, and impaired loans demonstrate that its focused efforts to improve asset quality are having a positive impact. The allowance to nonperforming loans coverage ratio has increased significantly and is at its highest level since the fourth quarter of 2009. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of commercial real estate and residential housing and the pace at which the local economies in the Company’s operating markets improve.

Nonperforming Assets (“NPAs”)

At June 30, 2012, nonperforming assets totaled $75.0 million, a decrease of $5.1 million from the first quarter and a decrease of $16.3 million from a year ago. In addition, NPAs as a percentage of total outstanding loans declined 22 basis points from 2.82% in the first quarter and 59 basis points from 3.19% in the second quarter of the prior year to 2.60% at June 30, 2012. The current quarter decrease in NPAs from the first quarter related to a net decrease in nonaccrual loans, excluding purchased impaired loans, of $3.2 million as well as a net decrease in OREO of $1.9 million.

Nonperforming assets at June 30, 2012 included $39.2 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $3.2 million, or 7.55%, from the prior quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	June 30, 2012	March 31, 2012	June 30, 2011
Beginning Balance	$42,391	$44,834	$62,642
Net customer payments	(3,174)	(2,778)	(7,599)
Additions	2,568	2,805	4,223
Charge-offs	(561)	(1,549)	(3,581)
Loans returning to accruing status	(1,803)	—	(658)
Transfers to OREO	(250)	(921)	(705)

Ending Balance	$39,171	$42,391	$54,322

The nonperforming loans added during the quarter were principally related to commercial loans as borrowers continued to experience financial difficulties with the prolonged economic recovery exhausting their cash reserves and other repayment sources.

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	June 30, 2012	March 31, 2012	June 30, 2011
Raw Land and Lots	$12,139	$13,064	$17,587
Commercial Construction	9,763	9,835	9,886
Commercial Real Estate	5,711	6,299	8,662
Single Family Investment Real Estate	3,476	4,507	8,268
Commercial and Industrial	4,715	5,318	4,369
Other Commercial	231	233	262
Consumer	3,136	3,135	5,288

Total	$39,171	$42,391	$54,322

Coverage Ratio	104.63%	94.84%	72.96%

Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The increase in the coverage ratio is primarily related to a decline in nonperforming loans.

Nonperforming assets at June 30, 2012 also included $35.8 million in OREO, a net decrease of $1.9 million, or 5.04%, from the prior quarter. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	June 30, 2012	March 31, 2012	June 30, 2011
Beginning Balance	$37,663	$32,263	$38,674
Additions	3,887	6,593	2,228
Capitalized Improvements	23	319	52
Valuation Adjustments	—	—	(165)
Proceeds from sales	(5,592)	(1,485)	(3,701)
Gains (losses) from sales	(179)	(27)	(153)

Ending Balance	$35,802	$37,663	$36,935

The additions were principally related to commercial real estate and raw land; sales from OREO were principally related to commercial retail property and residential real estate and lots.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	June 30, 2012	March 31, 2012	June 30, 2011
Land	$6,953	$6,327	$8,537
Land Development	11,313	11,559	12,088
Residential Real Estate	10,431	12,482	14,058
Commercial Real Estate	6,085	6,275	1,232
Land Previously Held for Branch Sites	1,020	1,020	1,020

Total	$35,802	$37,663	$36,935

Included in land development is $9.1 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write downs to fair values are recorded as impairment.

Charge-offs

For the quarter ended June 30, 2012, net charge-offs of loans were $2.2 million, or 0.31% on an annualized basis, compared to $2.8 million, or 0.39%, for the first quarter and $5.3 million, or 0.74%, for the same quarter last year. Net charge-offs in the current quarter included commercial loans of $1.5 million and consumer loans of $700,000. At June 30, 2012, total accruing past due loans were $33.2 million, or 1.15% of total loans, a decrease from 1.44% at March 31, 2012 and from 1.33% a year ago.

Provision

The provision for loan losses for the current quarter was $3.0 million, a decrease of $500,000 from the first quarter and of $1.5 million from the same quarter a year ago. The decrease in provision is largely due to reduced charge-offs for the quarter, and to a lesser extent, a stabilizing rate of delinquencies. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

The allowance for loan losses as a percentage of the total loan portfolio was 1.42% at June 30, 2012, 1.41% at March 31, 2012, and 1.39% at June 30, 2011. The increase in the allowance ratio was attributable to an increase in specific reserves on impaired loans. In acquisition accounting, there is no carryover of previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for loans acquired in the FMB and Harrisonburg Branch acquisitions, was 1.74% at June 30, 2012, a decrease from 1.77% at March 31, 2012 and 1.88% from year ago. The nonaccrual loan coverage ratio significantly improved, as it increased from 94.84% at March 31, 2012 and from 72.96% the same quarter last year to 104.63% at June 30, 2012. The rise in the coverage ratio, which is at the highest level since the first quarter of 2010, further shows that management’s proactive diligence in working through problem credits is having a positive impact on asset quality.

Troubled Debt Restructurings (“TDRs”)

The total recorded investment in TDRs as of June 30, 2012 was $80.2 million, a decrease of $19.6 million from $99.8 million at March 31, 2012. Of the $80.2 million of TDRs at June 30, 2012, $67.5 million, or 84.16%, were considered performing while the remaining $12.7 million were considered nonperforming. The primary cause for the decline in TDRs is related to restructured loans with a market rate of interest at the time of the restructuring, which were performing in accordance with their modified terms for a consecutive twelve month period and were no longer considered impaired.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Performing
Modified to interest only	$2,191	$1,812	$699	$839
Term modification, at a market rate	53,905	75,455	87,920	91,039
Term modification, below market rate	9,004	8,797	10,215	10,254
Interest rate modification, below market rate	2,390	—	—	—

Total performing	$67,490	$86,064	$98,834	$102,132
Nonperforming
Modified to interest only	$642	$649	$1,190	$658
Term modification, at a market rate	3,451	4,290	3,660	4,187
Term modification, below market rate	8,587	8,804	8,954	9,398

Total nonperforming	$12,680	$13,743	$13,804	$14,243

Total performing & nonperforming	$80,170	$99,807	$112,638	$116,375

NONINTEREST INCOME

On a linked quarter basis, noninterest income increased $2.6 million, or 21.9%, to $14.4 million from $11.8 million in the first quarter. During the quarter, the Company recorded an increase in gains on sales of mortgage loans of $2.0 million driven by an increase in loan origination volume, a result of additional loan originators hired in the first quarter and historically low interest rates. Service charges on deposit accounts and other account fees increased $378,000 primarily related to higher VISA interchange income, higher brokerage commissions due to improved market conditions and higher fee-based account balances, higher overdraft and returned check fees and commercial account service charges. Gains on sales of bank property increased $253,000 largely due to a sale of a former branch building. Excluding mortgage segment operations and impact of bank property sales, noninterest income increased $308,000, or 4.06%.

For the quarter ended June 30, 2012, noninterest income increased $4.4 million, or 44.6%, to $14.4 million from $10.0 million in the prior year’s second quarter. Gains on sales of mortgage loans increased $3.0 million, or 70.0%, due to higher origination volume, a result of additional loan originators hired in the first quarter of 2012 and historically low interest rates. Service charges on deposit accounts and other account fees increased $351,000, driven by higher VISA interchange fee income, and ATM charges. In addition, gains on sales of bank property increased $986,000. During 2011, the Company recorded a loss on the sale of a former branch building for $626,000 versus a current quarter gain of $239,000 on the sale of a former branch building. Excluding the mortgage segment operations and the impact of bank property sales, noninterest income increased $440,000, or 6.7%, from the same period a year ago.

	For the Three Months Ended
	06/30/12	03/31/12	$	%	06/30/11	$	%
Noninterest income:
Service charges on deposit accounts	$2,291	$2,130	161	7.6%	$2,216	$75	3.4%
Other service charges, commissions and fees	3,627	3,410	217	6.4%	3,351	276	8.2%
Losses (gains) on securities transactions, net	10	(5)	15	NM	—	10	0.0%
Gains on sales of loans	7,315	5,296	2,019	38.1%	4,303	3,012	70.0%
Losses on sales of other real estate owned and bank premises, net	195	(58)	253	NM	(791)	986	NM
Other operating income	972	1,045	(73)	(7.0%)	884	88	10.0%

Total noninterest income	$14,410	$11,818	$2,592	21.9%	$9,963	$4,447	44.6%

NM—Not Meaningful

For the six months ending June 30, 2012, noninterest income increased $5.7 million, or 27.9%, to $26.2 million, from $20.5 million a year ago. Gains on sales of loans in the mortgage segment increased $3.3 million driven by an increase in loan origination volume, a result of additional loan originators hired in the first quarter and historically low interest rates. In addition, gains on sales of bank property and other real estate owned increased $1.2 million, a function of current and prior period transactions. During 2011, the Company sold a former branch building as mentioned above and recorded a loss on the sale of $626,000 and incurred losses on sales of other real estate owned of $461,000. Service charges on deposit accounts and other account fees increased $909,000 primarily related to higher VISA interchange income, higher overdraft and returned check fees and higher ATM fees. Excluding the mortgage segment operations and the impact of sales of bank property and other real estate owned, noninterest income increased $1.3 million or 10.4%, from the same period a year ago.

	For the Six Months Ended
	06/30/12	06/30/11	$	%
Noninterest income:
Service charges on deposit accounts	$4,421	$4,274	147	3.4%
Other service charges, commissions and fees	7,037	6,275	762	12.1%
Losses (gains) on securities transactions, net	5	(16)	21	NM
Gains on sales of loans	12,611	9,271	3,340	36.0%
Losses on sales of other real estate owned and bank premises, net	137	(1,090)	1,227	NM
Other operating income	2,017	1,796	221	12.3%

Total noninterest income	$26,228	$20,510	$5,718	27.9%

NM—Not Meaningful

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense increased $2.2 million, or 6.1%, to $37.8 million from $35.6 million when compared to the first quarter. Salaries and benefit expense increased $911,000 primarily due to higher commission expense related to loan origination volume in the mortgage segment. Other operating expenses increased $695,000 largely related to expenses on foreclosed properties, employee training costs, and lower recovery of previously charged off deposit account fees. Occupancy expenses increased $445,000. Excluding the mortgage segment operations, noninterest expense increased $567,000 thousand, or 1.9%, compared to the first quarter.

For the quarter ended June 30, 2012, noninterest expense increased $1.9 million, or 5.3%, to $37.8 million from $35.9 million for the second quarter of 2011. Salaries and benefits expenses increased $2.8 million primarily related to origination volume driven commission expense, additional mortgage support personnel, higher group insurance costs due to additional employees, and severance payments to affected employees. Occupancy expenses increased $424,000. Partially offsetting these expense increases, other operating expenses decreased $1.6 million, with $695,000 related to lower FDIC insurance expense based on lower base assessment and rate and lower amortization expense on acquired deposit portfolio of $297,000. Also contributing to the decline were lower professional fees of $255,000 related to legal fees for problem loan workouts and use of outside consultants, lower loan and OREO expenses of $193,000 related to lower OREO balance levels in 2012, and absence of branch conversion costs in 2012. Excluding the mortgage segment operations and acquisition related costs, noninterest expense decreased $400,000, or 1.3%, compared to the second quarter of 2011.

	For the Three Months Ended
	06/30/12	03/31/12	$	%	06/30/11	$	%
Noninterest expense:
Salaries and benefits	$20,418	$19,507	$911	4.7%	$17,580	$2,838	16.1%
Occupancy expenses	3,092	2,647	445	16.8%	2,668	424	15.9%
Furniture and equipment expenses	1,868	1,763	105	6.0%	1,679	189	11.3%
Other operating expenses	12,386	11,692	694	5.9%	13,945	(1,559)	-11.2%

Total noninterest expense	$37,764	$35,609	$2,155	6.1%	$35,872	1,892	5.3%
Mortgage segment operations	$(6,821)	$(5,232)	$(1,589)	30.4%	$(4,325)	$(2,496)	57.7%
Acquisition and conversion costs[1]	—	—	—	—	(204)	204	NM
Intercompany eliminations	118	117	1	0.9%	118	3	0.0%

	$31,061	$30,494	$567	1.9%	$31,461	$(400)	-1.3%

NM - Not Meaningful

For the six months ending June 30, 2012, noninterest expense increased $2.7 million, to $73.4 million, from $70.6 million a year ago. Salaries and benefits expense increased $4.7 million related to origination volume driven commission expense in the mortgage segment, additional employees and higher group insurance costs, and severance payments to affected employees. Occupancy costs increased $317,000. Partially offsetting these cost increases were other operating expenses which decreased $2.6 million, or 9.6%. Included in the reduction of other operating expenses was a $1.8 million reduction in FDIC insurance due to change in base assessment and rate, lower amortization on the acquired deposit portfolio of $643,000, and a decrease in conversion costs of $355,000 related to acquisition activity during the prior year. These other operating expense declines were partially offset by higher marketing and advertising expenses of $395,000 related to free checking account campaigns. Excluding the mortgage segment operations and prior year conversion costs, noninterest expense increased $432,000, or 0.7%, compared to the same period in 2011.

	For the Six Months Ended
	06/30/12	06/30/11	$	%
Noninterest expense:
Salaries and benefits	$39,925	$35,234	$4,691	13.3%
Occupancy expenses	5,739	5,422	317	5.8%
Furniture and equipment expenses	3,631	3,341	290	8.7%
Other operating expenses	24,078	26,642	(2,564)	(9.6%)

Total noninterest expense	$73,373	$70,639	$2,734	3.9%
Mortgage segment operations	$(12,052)	$(9,252)	$(2,800)	30.3%
Acquisition and conversion costs[1]	—	(498)	498	NM
Intercompany eliminations	234	234	—	0.0%

	$61,555	$61,123	$432	0.7%

NM - Not Meaningful

BALANCE SHEET

At June 30, 2012, total cash and cash equivalents were $72.4 million, a decrease of $38.8 million from March 31, 2012, and an increase of $9.2 million from June 30, 2011. During the fourth quarter of 2011, the Company paid the U.S.Treasury $35.7 million to redeem the Preferred Stock issued to the Treasury and assumed in the FMB acquisition. At June 30, 2012, investment in securities increased $55.8 million when compared to prior year’s second quarter. At June 30, 2012, net loans were $2.8 billion, an increase of $45.3 million from the prior quarter, and an increase of $26.9 million from June 30, 2011. Mortgage loans held for sale were $100.1 million, an increase of $26.5 million when compared to the prior quarter, and an increase of $49.6 million from June 30, 2011, which was primarily due to the increase of origination volume from the favorable rate environment and additional loan originators. At June 30, 2012, total assets were $4.0 billion, an increase of $34.5 million compared to the first quarter, and an increase of $130.8 million from $3.9 billion at June 30, 2011.

For three months ended June 30, 2012, total deposits grew $3.3 million, or 0.1%, when compared to March 31, 2012. Of this amount, interest-bearing deposits decreased $23.7 million compared to the prior quarter driven by lower volumes in NOW accounts and certificates of deposit accounts, partially offset by higher volumes of time deposits of $100,000 and over. Total deposits grew $135.9 million, or 4.4%, from June 30, 2011. Of this amount, interest-bearing deposits increased $64.7 million from June 30, 2011, as money market, NOW accounts, saving accounts, and time deposits of $100,000 and over balances increases were partially offset by runoff in certificates of deposit. Total borrowings, including repurchase agreements, increased $22.5 million on a linked quarter basis and decreased $4.3 million from June 30, 2011 as the Company experienced increased customer preference for securities sold under agreements for repurchase. The Company’s equity to assets ratio was 10.88% and 11.50% at June 30, 2012 and 2011, respectively. The decrease in the equity to assets ratio was due to the Company’s redemption of the preferred stock described above. The Company’s tangible common equity to tangible assets ratio was 9.11% and 8.62% at June 30, 2012 and 2011, respectively.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the second quarter increased $236,000, or 100.9%, from $234,000 in the first quarter to $470,000. In early 2012, the Company hired additional loan originators and support personnel who were formerly employed by a national mortgage company that exited the mortgage origination business. As a result, and aided by historically low interest rates, loan originations increased by $73.4 million from $184.0 million to $257.4 million, or 39.8%, from the first quarter. As a result, gains on the sale of loans increased $2.0 million, or 38.1% to $7.3 million. Salary and benefit expenses increased $1.3 million, or 30.9% to $5.4 million, due to compensation related to the increased loan volume. Operating expenses increased $213,000, or 30.0%, from the prior quarter due to costs incurred in relation to the increases in originations. Refinanced loans represented 45.1% of the originations during the second quarter compared to 56.5% during the first quarter.

For the three months ended June 30, 2012, the mortgage segment net income increased $303,000, from $167,000 to $470,000, or 181.4%, compared to the same period last year. Originations increased by $109.7 million, or 74.2%, from $147.7 million to $257.4 million due to the additions in production personnel described above, and resulted in increased gains on the sale of loans of $3.0 million, or 70.0%, over the same period last year. Salaries and benefits increased $2.2 million, or 69.3%, as a result of personnel additions and higher commissions related to loan origination growth. Refinanced loans represented 45.1% of originations during the second quarter of 2012 compared to 20.2% during the same period a year ago.

For the six months ended June 30, 2012, the mortgage segment net income increased $209,000, or 42.2%, to $704,000 from $495,000 during the same period last year. Originations increased by $144.5 million from $296.8 million to $441.3 million, or 48.7%, during the same period last year due to production hiring efforts and a sustained low interest rate environment. Noninterest income increased $3.3 million, or 36.0%, driven by origination growth. Salary and benefit expenses increased $2.5 million, or 34.9%, primarily due to commissions related to increased loan production. Refinanced loans represented 49.8% of originations during the first six months of the year compared to 29.2% during the same period a year ago.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 94 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/12	03/31/12	06/30/11	06/30/12	06/30/11
Results of Operations
Interest and dividend income	$45,304	$45,874	$47,756	$91,178	$95,148
Interest expense	7,217	7,527	8,133	14,744	16,725

Net interest income	38,087	38,347	39,623	76,434	78,423
Provision for loan losses	3,000	3,500	4,500	6,500	10,800

Net interest income after provision for loan losses	35,087	34,847	35,123	69,934	67,623
Noninterest income	14,410	11,818	9,963	26,228	20,510
Noninterest expenses	37,764	35,609	35,872	73,373	70,639

Income before income taxes	11,733	11,056	9,214	22,789	17,494
Income tax expense	3,313	3,133	2,394	6,446	4,480

Net income	$8,420	$7,923	$6,820	$16,343	$13,014

Interest earned on loans (FTE)	$40,371	$40,690	$42,473	$81,061	$84,629
Interest earned on securities (FTE)	5,937	6,206	6,349	12,143	12,677
Interest earned on earning assets (FTE)	46,340	46,919	48,849	93,259	97,339
Net interest income (FTE)	39,125	39,391	40,715	78,515	80,614
Interest expense on certificates of deposit	3,851	4,029	4,353	7,880	9,270
Interest expense on interest-bearing deposits	5,023	5,335	6,167	10,358	12,851
Core deposit intangible amortization	1,225	1,310	1,553	2,535	3,178
Net income - community bank segment	$7,950	$7,689	$6,654	$15,639	$12,519
Net income - mortgage segment	470	234	167	704	495
Key Ratios
Return on average assets (ROA)	0.86%	0.82%	0.71%	0.84%	0.69%
Return on average equity (ROE)	7.84%	7.51%	6.21%	7.68%	6.01%
Efficiency ratio	71.94%	70.98%	72.34%	71.47%	71.40%
Efficiency ratio - community bank segment	69.02%	68.26%	70.18%	68.64%	69.14%
Net interest margin (FTE)	4.36%	4.44%	4.68%	4.39%	4.68%
Net interest margin, core (FTE)[1]	4.25%	4.28%	4.47%	4.26%	4.47%
Yields on earning assets (FTE)	5.15%	5.27%	5.62%	5.21%	5.65%
Cost of interest-bearing liabilities (FTE)	1.00%	1.04%	1.14%	1.02%	1.18%
Noninterest expense less noninterest income / average assets	2.38%	2.45%	2.71%	2.42%	2.65%
Capital Ratios
Tier 1 risk-based capital ratio	12.99%	12.98%	13.26%	12.99%	13.26%
Total risk-based capital ratio	14.55%	14.64%	14.91%	14.55%	14.91%
Leverage ratio (Tier 1 capital to average assets)	10.44%	10.34%	10.90%	10.44%	10.90%
Equity to total assets	10.88%	10.79%	11.50%	10.88%	11.50%
Tangible common equity to tangible assets	9.11%	8.97%	8.62%	9.11%	8.62%
Per Share Data
Earnings per common share, basic	$0.32	$0.31	$0.24	$0.63	$0.46
Earnings per common share, diluted	0.32	0.31	0.24	0.63	0.46
Cash dividends paid per common share	0.08	0.07	0.07	0.15	0.14
Market value per share	14.45	14.00	12.18	14.45	12.18
Book value per common share	16.75	16.48	15.72	16.75	15.72
Tangible book value per common share	13.74	13.42	12.50	13.74	12.50
Price to earnings ratio, diluted	11.23	11.41	12.65	11.41	13.13
Price to book value per common share ratio	0.86	0.85	0.77	0.86	0.77
Price to tangible common share ratio	1.05	1.04	0.97	1.05	0.97
Weighted average common shares outstanding, basic	25,868,174	25,856,916	25,969,806	25,899,648	25,963,996
Weighted average common shares outstanding, diluted	25,888,151	25,879,158	25,992,190	25,923,505	25,986,640
Common shares outstanding at end of period	25,952,035	25,944,530	26,043,633	25,952,035	26,043,633

	Three Months Ended			Six Months Ended
	06/30/12	03/31/12	06/30/11	06/30/12	06/30/11
Financial Condition
Assets	$3,982,288	$3,947,799	$3,851,524	$3,982,288	$3,851,524
Loans, net of unearned income	2,887,790	2,841,758	2,859,569	2,887,790	2,859,569
Earning Assets	3,649,829	3,606,637	3,502,818	3,649,829	3,502,818
Goodwill	59,400	59,400	59,400	59,400	59,400
Core deposit intangibles, net	18,178	19,403	23,658	18,178	23,658
Deposits	3,218,986	3,215,707	3,083,053	3,218,986	3,083,053
Stockholders’ equity	433,436	426,104	443,116	433,436	443,116
Tangible common equity	355,625	346,968	324,878	355,625	324,878
Averages
Assets	$3,942,727	$3,903,758	$3,830,786	$3,923,243	$3,819,435
Loans, net of unearned income	2,847,087	2,829,881	2,823,186	2,838,484	2,817,829
Loans held for sale	73,518	67,906	42,341	70,712	48,214
Securities	649,121	642,351	586,407	645,736	581,949
Earning assets	3,615,718	3,578,513	3,486,949	3,597,115	3,473,467
Deposits	3,200,016	3,167,652	3,077,823	3,183,834	3,065,905
Certificates of deposit	1,112,964	1,138,100	1,170,341	1,125,532	1,195,580
Interest-bearing deposits	2,636,390	2,633,059	2,573,013	2,634,724	2,570,019
Borrowings	274,597	275,763	288,554	275,180	289,976
Interest-bearing liabilities	2,910,987	2,908,822	2,861,567	2,909,904	2,859,995
Stockholders’ equity	431,915	424,289	440,359	428,102	436,405
Tangible common equity	353,473	344,447	323,195	348,985	318,432
Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$40,204	$39,470	$40,399	$39,470	$38,406
Add: Recoveries	350	341	514	691	887
Less: Charge-offs	2,569	3,107	5,782	5,676	10,462
Add: Provision for loan losses	3,000	3,500	4,500	6,500	10,800

Ending balance	$40,985	$40,204	$39,631	$40,985	$39,631

ALLL / total outstanding loans	1.42%	1.41%	1.39%	1.42%	1.39%
ALLL / total outstanding loans, adjusted for acquired[2]	1.74%	1.77%	1.88%	1.74%	1.88%
Net charge-offs / total outstanding loans	0.31%	0.39%	0.74%	0.35%	0.68%
Nonperforming Assets
Commercial	$36,035	$39,256	$49,034	$36,035	$49,034
Consumer	3,136	3,135	5,288	3,136	5,288

Nonaccrual loans	39,171	42,391	54,322	39,171	54,322
Other real estate owned	35,802	37,663	36,935	35,802	36,935

Total nonperforming assets (NPAs)	74,973	80,054	91,257	74,973	91,257

Commercial	2,324	4,435	1,899	2,324	1,899
Consumer	8,444	7,832	7,174	8,444	7,174

Loans ≥90 days and still accruing	10,768	12,267	9,073	10,768	9,073

Total nonperforming assets and loans ≥90 days	$85,741	$92,321	$100,330	$85,741	$100,330

NPAs / total outstanding loans	2.60%	2.82%	3.19%	2.60%	3.19%
NPAs / total assets	1.88%	2.03%	2.37%	1.88%	2.37%
ALLL / nonperforming loans	104.63%	94.84%	72.96%	104.63%	72.96%

	Three Months Ended			Six Months Ended
	06/30/12	03/31/12	06/30/11	06/30/12	06/30/11
Past Due Detail
Commercial	3,022	3,693	2,061	3,022	2,061
Consumer	3,602	4,801	3,540	3,602	3,540

Loans 60-89 days past due	$6,624	$8,494	$5,601	$6,624	$5,601
Commercial	5,674	8,829	11,721	5,674	11,721
Consumer	10,147	11,449	11,604	10,147	11,604

Loans 30-59 days past due	$15,821	$20,278	$23,325	$15,821	$23,325
Commercial	5,741	7,071	7,197	5,741	7,197
Consumer	1,034	1,069	1,093	1,034	1,093

Purchased impaired	$6,775	$8,140	$8,290	$6,775	$8,290
Other Data
Mortgage loan originations	$257,354	$183,975	$147,718	$441,333	$296,842
% of originations that are refinances	45.10%	56.50%	20.20%	49.80%	29.19%
End of period full-time employees	1,084	1,060	1,055	1,084	1,055
Number of full-service branches	94	98	99	94	99
Number of full automatic transaction machines (ATMs)	158	161	168	158	168
Alternative Performance Measures
Cash basis earnings[3]
Net income	$8,420	$7,923	$6,820	$16,343	$13,014
Plus: Core deposit intangible amortization, net of tax	796	852	1,009	1,648	2,066
Plus: Trademark intangible amortization, net of tax	65	65	65	130	130

Cash basis operating earnings	$9,281	$8,840	$7,894	$18,121	$15,210

Average assets	$3,942,727	$3,903,758	$3,830,786	$3,923,243	$3,819,435
Less: Average trademark intangible	18,761	383	681	19,386	731
Less: Average goodwill	59,400	59,400	57,581	59,400	57,574
Less: Average core deposit intangibles	281	20,059	24,384	331	25,184

Average tangible assets	$3,864,285	$3,823,916	$3,748,140	$3,844,126	$3,735,945

Average equity	$431,915	$424,289	$440,359	$428,102	$436,405
Less: Average trademark intangible	18,761	383	681	19,386	731
Less: Average goodwill	59,400	59,400	57,581	59,400	57,574
Less: Average core deposit intangibles	281	20,059	24,384	331	25,184
Less: Average preferred equity	—	—	34,518	—	34,483

Average tangible common equity	$353,473	$344,447	$323,195	$348,985	$318,432

Cash basis operating earnings per share, diluted	$0.36	$0.34	$0.30	$0.70	$0.59
Cash basis operating return on average tangible assets	0.97%	0.93%	0.84%	0.95%	0.82%
Cash basis operating return on average tangible common equity	10.56%	10.32%	9.80%	10.44%	9.63%

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark (which have been provided for in the ALLL subsequent to acquisition). GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,887,790	$2,841,758	$2,859,569	$2,887,790	$2,859,569
less acquired loans without additional credit deterioration	(533,087)	(571,580)	(755,358)	(533,087)	(755,358)

Gross Loans, adjusted for acquired	2,354,703	2,270,178	2,104,211	2,354,703	2,104,211
Allowance for loan losses	40,985	40,204	39,631	40,985	39,631
ALLL / gross loans, adjusted for acquired	1.74%	1.77%	1.88%	1.74%	1.88%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2012	December 31, 2011	June 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$57,245	$69,786	$61,465
Interest-bearing deposits in other banks	14,975	26,556	1,583
Money market investments	1	155	27
Federal funds sold	163	162	159

Total cash and cash equivalents	72,384	96,659	63,234

Securities available for sale, at fair value	627,543	620,166	568,177
Restricted stock, at cost	19,291	20,661	22,883
Loans held for sale	100,066	74,823	50,420
Loans, net of unearned income	2,887,790	2,818,583	2,859,569
Less allowance for loan losses	40,985	39,470	39,631

Net loans	2,846,805	2,779,113	2,819,938

Bank premises and equipment, net	91,122	90,589	91,601
Other real estate owned, net of valuation allowance	35,802	32,263	36,935
Core deposit intangibles, net	18,178	20,714	23,658
Goodwill	59,400	59,400	59,400
Other assets	111,697	112,699	115,278

Total assets	$3,982,288	$3,907,087	$3,851,524

LIABILITIES
Noninterest-bearing demand deposits	$591,757	$534,535	$520,511
Interest-bearing deposits:
NOW accounts	425,188	412,605	378,511
Money market accounts	905,739	904,893	842,135
Savings accounts	198,728	179,157	175,709
Time deposits of $100,000 and over	534,682	511,614	505,993
Other time deposits	562,892	632,301	660,194

Total interest-bearing deposits	2,627,229	2,640,570	2,562,542

Total deposits	3,218,986	3,175,105	3,083,053

Securities sold under agreements to repurchase	75,394	62,995	77,324
Other short-term borrowings	—	—	2,900
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	155,625	155,381	155,136
Other liabilities	38,537	31,657	29,685

Total liabilities	3,548,852	3,485,448	3,408,408

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares at June 30, 2011 and zero at December 31, 2011 and June 30, 2012	—	—	35,595
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 25,952,035 shares, 26,134,830 shares, and 26,043,633 shares, respectively	34,415	34,672	34,569
Surplus	185,733	187,493	186,177
Retained earnings	202,278	189,824	178,125
Discount on preferred stock	—	—	(1,048)
Accumulated other comprehensive income	11,010	9,650	9,698

Total stockholders’ equity	433,436	421,639	443,116

Total liabilities and stockholders’ equity	$3,982,288	$3,907,087	$3,851,524

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$40,299	$42,332	$80,907	$84,335
Interest on deposits in other banks	34	28	58	33
Interest and dividends on securities:
Taxable	3,182	3,627	6,636	7,257
Nontaxable	1,789	1,769	3,577	3,523

Total interest and dividend income	45,304	47,756	91,178	95,148

Interest expense:
Interest on deposits	5,023	6,166	10,358	12,850
Interest on Federal funds purchased	1	—	1	7
Interest on short-term borrowings	(313)	211	91	372
Interest on long-term borrowings	2,506	1,756	4,294	3,496

Total interest expense	7,217	8,133	14,744	16,725

Net interest income	38,087	39,623	76,434	78,423
Provision for loan losses	3,000	4,500	6,500	10,800

Net interest income after provision for loan losses	35,087	35,123	69,934	67,623

Noninterest income:
Service charges on deposit accounts	2,291	2,216	4,421	4,274
Other service charges, commissions and fees	3,627	3,351	7,037	6,275
Losses on securities transactions, net	10	—	5	(16)
Gains on sales of mortgage loans	7,315	4,303	12,611	9,271
Losses (gains) on sales of other real estate and bank premises, net	195	(791)	137	(1,090)
Other operating income	972	884	2,017	1,796

Total noninterest income	14,410	9,963	26,228	20,510

Noninterest expenses:
Salaries and benefits	20,418	17,580	39,925	35,234
Occupancy expenses	3,092	2,668	5,739	5,422
Furniture and equipment expenses	1,868	1,679	3,631	3,341
Other operating expenses	12,386	13,945	24,078	26,642

Total noninterest expenses	37,764	35,872	73,373	70,639

Income before income taxes	11,733	9,214	22,789	17,494
Income tax expense	3,313	2,394	6,446	4,480

Net income	$8,420	$6,820	$16,343	$13,014
Dividends paid and accumulated on preferred stock	—	462	—	924
Accretion of discount on preferred stock	—	65	—	129

Net income available to common shareholders	$8,420	$6,293	$16,343	$11,961

Earnings per common share, basic	$0.32	$0.24	$0.63	$0.46

Earnings per common share, diluted	$0.32	$0.24	$0.63	$0.46

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended June 30,
	2012			2011			2010
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$473,158	$3,185	2.71%	$419,747	$3,627	3.47%	$408,964	$3,503	3.44%
Tax-exempt	175,963	2,752	6.29%	166,660	2,722	6.55%	139,483	2,356	6.77%

Total securities (2)	649,121	5,937	3.68%	586,407	6,349	4.34%	548,447	5,859	4.28%
Loans, net (3) (4)	2,847,087	39,734	5.61%	2,823,186	42,004	5.97%	2,825,183	43,757	6.21%
Loans held for sale	73,518	637	3.48%	42,341	468	4.43%	59,854	717	4.80%
Federal funds sold	380	0	0.24%	165	0	0.22%	7,666	3	0.19%
Money market investments	10	—	0.00%	153	—	0.00%	208	—	0.00%
Interest-bearing deposits in other banks	45,602	32	0.28%	34,697	27	0.32%	60,696	15	0.10%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	344	—	0.00%

Total earning assets	3,615,718	46,340	5.15%	3,486,949	48,848	5.62%	3,502,398	50,351	5.77%

Allowance for loan losses	(40,635)			(39,999)			(34,158)
Total non-earning assets	367,644			383,836			376,016

Total assets	$3,942,727			$3,830,786			$3,844,256

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$423,044	116	0.11%	$386,107	157	0.16%	$360,760	206	0.23%
Money market savings	903,682	881	0.39%	840,696	1,465	0.70%	732,353	1,724	0.94%
Regular savings	196,700	175	0.36%	175,869	192	0.44%	151,657	127	0.34%
Certificates of deposit: (5)
$100,000 and over	543,271	2,054	1.52%	569,587	2,217	1.56%	664,418	3,033	1.83%
Under $100,000	569,693	1,797	1.27%	600,754	2,135	1.43%	673,916	2,747	1.63%

Total interest-bearing deposits	2,636,390	5,023	0.77%	2,573,013	6,166	0.96%	2,583,104	7,837	1.22%
Other borrowings (6)	274,597	2,192	3.21%	288,554	1,967	2.73%	334,502	1,918	2.30%

Total interest-bearing liabilities	2,910,987	7,215	1.00%	2,861,567	8,133	1.14%	2,917,606	9,755	1.34%

Noninterest-bearing liabilities:
Demand deposits	563,626			504,810			484,478
Other liabilities	36,199			24,050			26,055

Total liabilities	3,510,812			3,390,427			3,428,139
Stockholders’ equity	431,915			440,359			416,117

Total liabilities and stockholders’ equity	$3,942,727			$3,830,786			$3,844,256

Net interest income		$39,125			$40,715			$40,596

Interest rate spread (7)			4.16%			4.48%			4.43%
Interest expense as a percent of average earning assets			0.80%			0.94%			1.12%
Net interest margin (8)			4.36%			4.68%			4.65%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $46 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2012 is $93 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $915 thousand in accretion of the fair market value adjustments related to the acquisitions. Remaining estimated accretion for 2012 is $1.6 million.
(5)	Interest expense on certificates of deposits includes $111 thousand in accretion of the fair market value adjustments related to the acquisitions. Remaining estimated accretion for 2012 is $5 thousand.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2012 is $245 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.25% for the quarter ending 6/30/12.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Six Months Ended June 30,
	2012			2011			2010
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$471,605	$6,640	2.83%	$416,150	$7,257	3.52%	$393,813	$7,042	3.61%
Tax-exempt	174,131	5,503	6.36%	165,799	5,420	6.59%	129,597	4,456	6.93%

Total securities (2)	645,736	12,143	3.78%	581,949	12,677	4.39%	523,410	11,498	4.43%
Loans, net (3) (4)	2,838,484	79,825	5.66%	2,817,829	83,597	5.98%	2,671,272	81,907	6.18%
Loans held for sale	70,712	1,236	3.51%	48,214	1,032	4.32%	52,273	1,163	4.48%
Federal funds sold	397	1	0.24%	215	0	0.23%	17,719	15	0.18%
Money market investments	24	—	0.00%	157	—	0.00%	160	—	0.00%
Interest-bearing deposits in other banks	41,762	54	0.26%	25,103	33	0.26%	37,822	23	0.12%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	1,465	—	0.00%

Total earning assets	3,597,115	93,259	5.21%	3,473,467	97,339	5.65%	3,304,121	94,606	5.75%

Allowance for loan losses	(40,328)			(39,386)			(32,876)
Total non-earning assets	366,456			385,355			372,044

Total assets	$3,923,243			$3,819,436			$3,643,289

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$416,557	247	0.12%	$380,463	316	0.17%	$332,449	383	0.23%
Money market savings	901,110	1,878	0.42%	825,717	2,970	0.73%	683,493	3,200	0.94%
Regular savings	191,525	353	0.37%	168,259	295	0.35%	149,364	316	0.43%
Certificates of deposit: (5)
$100,000 and over	549,157	4,164	1.52%	585,173	4,700	1.62%	624,153	5,886	1.90%
Under $100,000	576,375	3,716	1.30%	610,407	4,570	1.51%	631,683	5,315	1.70%

Total interest-bearing deposits	2,634,724	10,358	0.79%	2,570,019	12,851	1.01%	2,421,142	15,100	1.26%
Other borrowings (6)	275,180	4,386	3.21%	289,976	3,874	2.69%	349,224	3,813	2.20%

Total interest-bearing liabilities	2,909,904	14,744	1.02%	2,859,995	16,725	1.18%	2,770,366	18,913	1.37%

Noninterest-bearing liabilities:
Demand deposits	549,109			495,886			443,452
Other liabilities	36,128			27,150			26,477

Total liabilities	3,495,141			3,383,031			3,240,295
Stockholders’ equity	428,102			436,405			402,994

Total liabilities and stockholders’ equity	$3,923,243			$3,819,436			$3,643,289

Net interest income		$78,515			$80,614			$75,693

Interest rate spread (7)			4.19%			4.47%			4.38%
Interest expense as a percent of average earning assets			0.82%			0.97%			1.15%
Net interest margin (8)			4.39%			4.68%			4.60%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $108 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2012 is $93 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $2.2 million in accretion of the fair market value adjustments related to the acquisitions. Remaining estimated accretion for 2012 is $1.6 million.
(5)	Interest expense on certificates of deposits includes $228 thousand in accretion of the fair market value adjustments related to the acquisitions. Remaining estimated accretion for 2012 is $5 thousand.
(6)	Interest expense on borrowings includes $244 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2012 is $245 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.26% for the six months ending 6/30/12.